EXHIBIT 99.1

Fluidigm Announces Third Quarter Financial Results and Operational Progress

SOUTH SAN FRANCISCO, Calif., Nov. 02, 2017 (GLOBE NEWSWIRE) -- Fluidigm Corporation (NASDAQ:FLDM) today announced financial results for the third quarter ended September 30, 2017.

Total revenue for the third quarter was $24.7 million, an increase of 12% from $22.2 million in the third quarter of 2016 and an increase of 3% from $23.9 million in the second quarter of 2017. GAAP net loss for the third quarter of 2017 was $15.9 million, compared with a GAAP net loss of $19.8 million for the third quarter of 2016. Non-GAAP net loss for the third quarter of 2017 was $8.6 million, compared with a $10.9 million non-GAAP net loss for the third quarter of 2016 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

“Fluidigm made great strides in recent months in developing breakthrough innovation that empowers the global scientific community,” said Chris Linthwaite, President and CEO. “Our Hyperion™ Imaging System, launched last month, is a powerful new tool that expands our market leadership in high-parameter protein analysis. Using Imaging Mass Cytometry™, the Hyperion Imaging System provides a unique value proposition for medical and scientific researchers through a comprehensive visualization of tissue microenvironments with spatial context. These capabilities will benefit many fields of research including oncology, immunology and cancer immunotherapy.

“We believe this technology has the potential to revolutionize disease research, empowering future development of better diagnostics and more effective therapies,” added Linthwaite.

At a technical level, the Hyperion Imaging System sets a new standard in highly multiplexed protein detection, enabling researchers to simultaneously image four to 37 protein markers with minimal background and utilize up to a total of 135 channels to detect additional parameters.

“In the area of new partnerships, we forged a distribution agreement with the University of Zurich to offer histoCAT™ software for Imaging Mass Cytometry,” Linthwaite said.

“As we move into the final months of the year, I am proud of the progress we’ve made as a team and as an organization,” he said. “We remain focused on delivering improving financial results.”

Shifting to a financial perspective, Linthwaite commented, “In the third quarter, we delivered revenue within guidance and made progress on our strategic pillars of innovation and partnership; operational efficiency; and financial discipline.

“We posted sequential and year-over-year revenue growth in mass cytometry, driven by sales of both Helios™ and Imaging Mass Cytometry products. In our high-throughput genomics business, consumables revenue increased sequentially in the third quarter. On a geographic basis, revenue growth was strong in Europe and Asia as we placed new instruments and focused on consumables pull-through.”

Third Quarter 2017 Performance
Total revenue of $24.7 million by category:

  Instrument revenue increased 15% to $10.5 million from $9.2 million in the year ago period primarily due to increased revenue from mass cytometry instruments, partially offset by decreased revenue from genomics instruments.
  Consumables revenue increased 14% to $10.1 million from $8.8 million in the year ago period with growth across both mass cytometry reagents and high-throughput genomics products, partially offset by decreased revenue from single-cell genomics products.
  Service revenue of $4.1 million was generally in line with the year ago period.

Product revenue of $20.6 million:

  Genomics product revenue decreased 20% to $10.3 million from $12.9 million in the prior year period mainly due to reduced revenue from single-cell genomics.
  Mass cytometry product revenue increased more than 100% to $10.3 million from $5.1 million in the prior year period due to increased revenue from instruments and, to a lesser extent, increased revenue from consumables.

Total revenue by geographic area:

Geographic Area	Revenue by Geography	Year-over-Year Change	% of Total Revenue
United States	$11.2 million	(11%)	45%
Europe	$7.7 million	48%	31%
Asia-Pacific	$4.8 million	34%	20%
Other	$1.0 million	20%	4%

Product margin:
GAAP product margin was 44.5% in the third quarter of 2017 compared to 49.6% in the year ago period. Non-GAAP product margin was 62.1% in the third quarter of 2017 compared to 70.2% in the year ago period. Non-GAAP product margin excludes the effects of amortization of developed technology, depreciation and amortization, and stock-based compensation expense (see accompanying table for the reconciliation of GAAP and non-GAAP product margins).

The year-over-year decreases in product margins were primarily due to increased genomics unit product costs from lower production volumes. The decrease in GAAP product margin was partially offset by fixed amortization of developed technology over higher revenues.

Cash, cash equivalents, and investments as of September 30, 2017:
Cash, cash equivalents, and investments as of September 30, 2017, were $62.4 million, which included net proceeds of $28.8 million from our "at-the-market" equity offering completed in August 2017. Cash, cash equivalents, and investments were $42.0 million as of June 30, 2017.

Strategic Priorities and Other Business Highlights

Foster Innovation and Partnerships

  In October, we announced a distribution agreement with the University of Zurich to offer histoCAT software for multiparameter tissue analysis. When used with Imaging Mass Cytometry systems, histoCAT enables the identification of unique cellular social networks across a range of disease states. Under the agreement, Fluidigm obtained the rights to globally distribute histoCAT in conjunction with Imaging Mass Cytometry systems.

  Today we are announcing a Mass Cytometry Center of Excellence (MCCE) initiative to develop and share suspension mass cytometry expertise. Under this initiative, researchers will work with Fluidigm to expand and refine training in mass cytometry operation and techniques as well as develop new content that will be shared with Fluidigm. The initiative is part of a broader effort to foster a community with deep knowledge of advanced mass cytometry applications and accelerate the transition of newly published technologies into more widespread use. Fluidigm recently completed an agreement with a major academic research entity to be the first MCCE. Fluidigm plans to seek potential new MCCEs in 2018, and to explore extending the initiative to Imaging Mass Cytometry.

  Fluidigm and Baylor Genetics announced in August 2017 a licensing agreement to offer a next-generation sequencing library prep assay enabling efficient sequencing of the cystic fibrosis transmembrane conductance regulator (CFTR) gene. Under the agreement, Fluidigm obtained rights to commercialize a CFTR library prep assay developed by Baylor Genetics for research use with the Juno™ automated microfluidic system.

Increase Operational Efficiency and Reduce Costs

Operating expenses for the third quarter were at the lower end of our guidance. In addition, the company continues to focus on value engineering, vendor negotiation, and other operational expense reduction programs. As noted previously, we expect to achieve more than $6 million in savings over four years from the exit or sublease of certain Fluidigm facilities. These savings are incremental to the approximately $8 million in savings before severance expenses we expected in 2017 as a result of steps taken to right-size the organization. For the first nine months of 2017, operating expenses decreased by $12.8 million or 13% on GAAP basis and $10 million or 11% on a non-GAAP basis compared to the year ago period.

Improve Financial Discipline and Manage Cash Balance

  As noted above, in August 2017, Fluidigm completed the sale of 9,090,909 shares of its common stock for aggregate net proceeds of approximately $28.8 million in an "at-the-market" (ATM) equity offering.

  Our total cash outflow in the third quarter was $8.5 million, excluding net proceeds from our ATM offering, but including a $2 million, net payment related to a litigation settlement and our semi-annual interest payment on our convertible debt of approximately $2.8 million. We expect total cash outflow in the fourth quarter to decrease sequentially.

Fourth Quarter 2017 Guidance

  Total revenue of $25.5 million to $28.5 million.
  GAAP operating expenses of $26.5 million to $27.5 million.
  Non-GAAP operating expenses of $23.5 million to $24.5 million, excluding stock-based compensation, and depreciation and amortization expense of approximately $2.0 million and $1.1 million, respectively.
  Total cash outflow of $2.0 million to $3.0 million.

Conference Call Information
Fluidigm will host a conference call today, November 2, 2017, at 2:00 p.m. PT (5:00 p.m. ET). Individuals interested in listening to the conference call may do so by dialing (877) 556-5248 for domestic callers, or (720) 545-0029 for international callers. Please reference Conference ID 85402256. Interested parties may access the live teleconference in the Investor Relations section of the company’s website at: http://investors.fluidigm.com/events.cfm. The link will not be active until 1:45 p.m. PT (4:45 p.m. ET) on November 2, 2017.

A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), Conference ID 85402256. The conference call will also be archived on the Fluidigm Investors page at: http://investors.fluidigm.com/.

Statement Regarding Use of Non-GAAP Financial Information
Fluidigm has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and nine-month periods ended September 30, 2017, and September 30, 2016, as well as projected for the fourth quarter of 2017. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Our estimates of forward-looking non-GAAP operating expenses exclude estimates for stock-based compensation expense, depreciation and amortization; loss on disposal of property and equipment; future changes relating to developed and acquired technologies; other intangible assets; and income taxes, among other items, certain of which are presented in the table accompanying our earnings release. The time and amount of certain material items needed to estimate non-GAAP financial measures are inherently unpredictable or outside of our control. Material changes to any of these items could have a significant effect on guidance and future GAAP results. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP operating results are presented in the accompanying tables of this release.

Use of Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding planned strategic initiatives and expected timing and benefits of such initiatives, expectations for the benefits of commercial agreements, the anticipated value of recently introduced products to customers and their benefits for various applications, cash flow expectations and cash management plans, and projected revenues, expenses, and cash flows for the fourth quarter of 2017. Forward‑looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to risks relating to introductions of new capital equipment products driving volatility in revenue from period to period; the future financial performance of Fluidigm product lines, particularly with respect to legacy instruments that may have contributed significant revenue in prior periods; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks; competition; Fluidigm research and development, sales, marketing, and distribution plans and capabilities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks and uncertainties and other information affecting Fluidigm’s business and operating results is contained in Fluidigm’s Annual Report on Form 10-K for the year ended December 31, 2016, and in its other filings with the Securities and Exchange Commission, including Fluidigm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

About Fluidigm
Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets life science analytical and preparatory systems for markets such as mass cytometry, high-throughput genomics, and single-cell genomics. We sell to leading academic institutions, clinical research laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies worldwide. Our systems are based on proprietary microfluidics and multiparameter mass cytometry technology and are designed to significantly simplify experimental workflow, increase throughput, and reduce costs while providing excellent data quality. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

We use our website (www.fluidigm.com), corporate Twitter account (@fluidigm), Facebook page (https://www.facebook.com/fluidigm), and LinkedIn page (https://www.linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Fluidigm, the Fluidigm logo, Helios, Hyperion, Imaging Mass Cytometry, and Juno are trademarks or registered trademarks of Fluidigm Corporation. All other trademarks are the sole property of their respective owners.

Contact:

Fluidigm Corporation

Ana Petrovic
Director, Corporate Development and Investor Relations
650 243 6628
ana.petrovic@fluidigm.com

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Instruments	$10,518	$9,172	$31,183	$36,181
Consumables	10,058	8,820	30,200	31,914
Product revenue	20,576	17,992	61,383	68,095
Service revenue	4,133	4,152	12,620	11,085
License revenue	38	47	190	182
Total revenue	24,747	22,191	74,193	79,362
Costs and expenses:
Cost of product revenue	11,414	9,071	33,060	31,097
Cost of service revenue	1,150	1,228	3,437	3,673
Research and development	7,683	9,252	23,668	29,642
Selling, general and administrative	20,102	21,123	63,653	70,444
Total costs and expenses	40,349	40,674	123,818	134,856
Loss from operations	(15,602)	(18,483)	(49,625)	(55,494)
Interest expense	(1,456)	(1,454)	(4,367)	(4,361)
Other income (expense), net	379	(161)	571	(527)
Loss before income taxes	(16,679)	(20,098)	(53,421)	(60,382)
Benefit from income taxes	735	309	3,343	2,093
Net loss	$(15,944)	$(19,789)	$(50,078)	$(58,289)

Net loss per share, basic and diluted	$(0.46)	$(0.68)	$(1.61)	$(2.01)

Shares used in computing net loss per share, basic and diluted	34,513	29,069	31,051	28,959

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2017	December 31, 2016 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,944	$35,045
Short-term investments	1,430	24,385
Accounts receivable, net	13,732	14,610
Inventories	17,746	20,114
Prepaid expenses and other current assets	2,314	2,517
Total current assets	96,166	96,671
Property and equipment, net	13,335	16,525
Other non-current assets	6,987	9,291
Developed technology, net	71,400	79,800
Goodwill	104,108	104,108
Total assets	$291,996	$306,395

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,721	$3,967
Accrued compensation and related benefits	8,954	3,996
Other accrued liabilities	8,332	12,374
Deferred revenue, current portion	9,877	9,163
Total current liabilities	31,884	29,500
Convertible notes, net	195,166	194,951
Deferred tax liability, net	15,916	21,140
Other non-current liabilities	9,960	7,571
Total liabilities	252,926	253,162
Total stockholders' equity	39,070	53,233
Total liabilities and stockholders' equity	$291,996	$306,395

(1) Derived from audited consolidated financial statements

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Operating activities
Net loss	$(50,078)	$(58,289)
Depreciation and amortization	5,820	4,972
Stock-based compensation expense	7,097	11,033
Amortization of developed technology	8,400	8,400
Other non-cash items	(535)	592
Changes in assets and liabilities, net	4,537	4,884
Net cash used in operating activities	(24,759)	(28,408)

Investing activities
Purchases of investments	(1,450)	(38,564)
Proceeds from sales and maturities of investments	24,375	71,922
Proceeds from sale of investment in Verinata	-	2,330
Purchases of property and equipment	(1,388)	(4,371)
Net cash provided by investing activities	21,537	31,317

Financing activities
Proceeds from issuance of common stock	28,843	-
Proceeds from exercise of stock options	63	217
Payments for taxes related to net share settlement of equity awards	(90)	(90)
Net cash provided by financing activities	28,816	127

Effect of foreign exchange rate fluctuations on cash and cash equivalents	305	153
Net increase in cash and cash equivalents	25,899	3,189
Cash and cash equivalents at beginning of period	35,045	29,117
Cash and cash equivalents at end of period	$60,944	$32,306

FLUIDIGM CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net loss (GAAP)	$(15,944)	$(19,789)	$(50,078)	$(58,289)
Stock-based compensation expense	2,322	3,586	7,097	11,033
Amortization of developed technology (a)	2,800	2,800	8,400	8,400
Interest expense (b)	1,456	1,454	4,367	4,361
Depreciation and amortization	1,658	1,605	5,578	4,621
Benefit from acquisition related income taxes (c)	(877)	(571)	(2,535)	(2,397)
Loss on disposal of property and equipment	1	-	1	12
Net loss (Non-GAAP)	$(8,584)	$(10,915)	$(27,170)	$(32,259)
Shares used in net loss per share calculation -
basic and diluted (GAAP and Non-GAAP)	34,513	29,069	31,051	28,959

Net loss per share - basic and diluted (GAAP)	$(0.46)	$(0.68)	$(1.61)	$(2.01)
Net loss per share - basic and diluted (Non-GAAP)	$(0.25)	$(0.38)	$(0.88)	$(1.11)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP PRODUCT MARGIN

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Product margin (GAAP)	$9,162	$8,921	$28,323	$36,998
Amortization of developed technology (a)	2,800	2,800	8,400	8,400
Depreciation and amortization (d)	533	569	1,627	1,657
Stock-based compensation expense (d)	285	337	854	1,053
Product margin (Non-GAAP)	$12,780	$12,627	$39,204	$48,108

Product margin percentage (GAAP)	44.5%	49.6%	46.1%	54.3%
Product margin percentage (Non-GAAP)	62.1%	70.2%	63.9%	70.6%

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING EXPENSES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses (GAAP)	$27,785	$30,375	$87,321	$100,086
Stock-based compensation expense (e)	(2,037)	(3,249)	(6,243)	(9,980)
Depreciation and amortization (e)	(1,125)	(1,036)	(3,951)	(2,964)
Loss on disposal of property and equipment (e)	(1)	-	(1)	(12)
Operating expenses (Non-GAAP)	$24,622	$26,090	$77,126	$87,130

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP LOSS FROM OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Loss from operations (GAAP)	$(15,602)	$(18,483)	$(49,625)	$(55,494)
Stock-based compensation expense	2,322	3,586	7,097	11,033
Amortization of developed technology (a)	2,800	2,800	8,400	8,400
Depreciation and amortization (e)	1,658	1,605	5,578	4,621
Loss on disposal of property and equipment (e)	1	-	1	12
Loss from operations (Non-GAAP)	$(8,821)	$(10,492)	$(28,549)	$(31,428)

(a) represents amortization of developed technology in connection with the DVS acquisition
(b) represents interest expense on Senior Convertible Notes
(c) represents the tax impact on the purchase of intangible assets in connection with the DVS acquisition
(d) represents expense associated with cost of product revenue
(e) represents expense associated with research and development, selling, general and administrative activities